As filed with the Securities and Exchange Commission on June 8, 2023

Registration No. 333-233808

Registration No. 333-237058

Registration No. 333-254737

Registration No. 333-263611

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-233808

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237058

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254737

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263611

UNDER THE SECURITIES ACT OF 1933

SATSUMA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-3039831
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

4819 Emperor Boulevard, Suite 340

Durham, NC 27703

(650) 410-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2016 Equity Incentive Plan,

2019 Incentive Award Plan,

2019 Employee Stock Purchase Plan

(Full Title of the Plan)

Shinji Nitanda

Secretary

Satsuma Pharmaceuticals, Inc.

4819 Emperor Boulevard, Suite 340

Durham, NC 27703

(650) 410-3200

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert T. Ishii

Ian B. Edvalson

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105-1126

Telephone: (415)-947-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Satsuma Pharmaceuticals, Inc., a Delaware corporation (the “Registrant” or the “Company”), filed with the Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

•

Registration No. 333-233808 filed with the SEC on September 17, 2019, pertaining to the registration of 1,569,254 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) for issuance upon the exercise of outstanding options granted under the 2016 Equity Incentive Plan (as amended, the “2016 Plan”) and the 2019 Incentive Award Plan (the “2019 Plan”), 1,784,044 shares of Common Stock for issuance under the 2019 Plan, and 160,000 shares of Common Stock for issuance under the 2019 Employee Stock Purchase Plan (the “ESPP”).

•

Registration No. 333-237058 filed with the SEC on March 10, 2020, pertaining to the registration of an additional 695,281 shares of Common Stock for issuance under the 2019 Plan and an additional 173,820 shares of Common Stock for issuance under the ESPP.

•

Registration No. 333-254737 filed with the SEC on March 26, 2021, pertaining to the registration of an additional 697,479 shares of Common Stock for issuance under the 2019 Plan and an additional 174,369 shares of Common Stock for issuance under the ESPP.

•

Registration No. 333-263611 filed with the SEC on March 16, 2022, pertaining to the registration of an additional 1,261,822 shares of Common Stock for issuance under the 2019 Plan and an additional 315,455 shares of Common Stock for issuance under the ESPP.

On June 8, 2023, pursuant to an Agreement and Plan of Merger, dated as of April 16, 2023, by and among Shin Nippon Biomedical Laboratories, Ltd., a Japanese corporation (“Parent”), SNBL23 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kagoshima, Japan. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Satsuma Pharmaceuticals, Inc.

Date: June 8, 2023	By:	/s/ Shinji Nitanda
Shinji Nitanda
Secretary